Exhibit 99.1

CareTrust REIT Announces Changes to the Board of Directors

SAN CLEMENTE, Calif., July 1, 2022 (BUSINESS WIRE) -- The Board of Directors of CareTrust REIT, Inc. (NYSE:CTRE) today announced the resignation of Greg Stapley as Executive Chair of the Company’s Board of Directors. The Board also announced that Lead Independent Director Diana Laing was appointed to replace Mr. Stapley as Chair of the Board, and Chief Executive Officer David Sedgwick was appointed as a director.

Mr. Stapley’s resignation from the Board follows his relinquishment of the Chief Executive role last January. As previously announced, Mr. Stapley and his wife have accepted a full-time international volunteer assignment for The Church of Jesus Christ of Latter-day Saints. “As my missionary service in Mexico draws near, I have carefully weighed the possibilities of continuing on the Board and have concluded that the best course is to focus 100% of my energies on the task before me,” said Mr. Stapley. “A key factor in this decision has been the trust and confidence that I have in the current Board and management, which allows me to leave CareTrust knowing that the company is in the most capable, stable and conscientious of hands,” he added.

Mr. Sedgwick said, “We’re thrilled for Greg’s next chapter and are very thankful for his years of leadership, friendship, and service. We are also truly fortunate to have Diana, whose deep experience and professionalism made her the natural choice to be the new Chair of the Board.”

Ms. Laing added, “I’m honored to serve as the Chair of this Board of such exceptional real estate operating and investing professionals. Speaking for the Board, we’re thrilled with how the CEO transition has taken place this year and are pleased to welcome Dave to the Board.”

With the announced changes, CareTrust’s Board continues to consist of five members, including Mr. Sedgwick.

About CareTrustTM

CareTrust REIT, Inc. is a self-administered, publicly-traded real estate investment trust engaged in the ownership, acquisition, development and leasing of skilled nursing, seniors housing and other healthcare-related properties. With a nationwide portfolio of long-term net-leased properties, and a growing portfolio of quality operators leasing them, CareTrust REIT is pursuing both external and organic growth opportunities across the United States. More information about CareTrust REIT is available at www.caretrustreit.com.

Contact:
CareTrust REIT, Inc.
(949) 542-3130
ir@caretrustreit.com